UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2009

Tamalpais Bancorp
(Exact name of registrant as specified in its charter)

California	0-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave.
San Rafael, California 94903
(Address of principal executive offices including Zip Code)

(415) 526-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          On September 14, 2009, Tamalpais Bank (the “Bank”), a wholly owned subsidiary of Tamalpais Bancorp (the “Company”), entered into a Stipulation and Consent (the “Consent Agreement”) agreeing to the issuance of an Order to Cease and Desist (the “Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (the “Department”). Among other things, the Order requires the Bank to:

•

Present a written capital plan to the FDIC and the Department within 60 days of the Order by which the Bank would achieve and thereafter maintain a Tier I Capital Ratio of not less than 9 percent and a Total Risk-Based Capital Ratio of not less than 12 percent by December 31, 2009. The capital plan must include a contingency plan in the event that the Bank has not adequately complied with the capital requirements. The contingency plan must include provisions for the sale or merger of the Bank;

•	The Bank must eliminate from its books, by charge-off or collection, all assets classified as “loss”;

•

Formulate and implement a plan to reduce the Bank’s risk exposure in classified assets and to reduce assets classified “substandard” in relation to Tier I Capital plus the allowance for loan losses to not more than 100 percent by March 14, 2010, to not more than 50 percent by June 12, 2010 and to continue to reduce the volume of such assets after that date. The Bank must develop, within 60 days of the Order, written asset disposition plans for each classified asset greater than $1,000,000;

•

Have and retain qualified management of the Bank, and assess management and staffing needs, qualifications and performance. The Bank’s board must obtain, within 90 days of the Order, an independent study of the management and personnel structure of the Bank to determine whether additional personnel are needed for the size and profitable operation of the Bank. The Bank must formulate a plan to implement the recommendations of the study;

•	Assure the on-going participation of the Bank’s Board of Directors in the affairs of the Bank;

•	Maintain a fully funded allowance for loan losses;

•	The Bank’s Board of Directors shall review the adequacy of the allowance for loan losses at least once each calendar quarter;

•

Cease to extend additional credit to any borrower who has a loan or extension of credit with the Bank (1) that has been charged off or classified, in whole or part, as “loss,” or (2) that is otherwise classified, in whole or part, and exceeds a certain amount without the prior approval of the Bank’s Board of Directors or loan committee;

•	Revise and implement written lending and collection policies;

•	Develop a plan to systematically reduce the number of commercial real estate loans;

•	Develop and implement a written liquidity funds management policy;

•	Not pay cash dividends without the prior written consent of the FDIC and the Department;

•	Not accept, renew or roll-over any brokered deposits without obtaining a waiver from the FDIC. Adopt and implement a written plan for reducing the Bank’s reliance on brokered deposits;

•	Not engage in any expansionary activities without the prior written consent of the FDIC and the Department;

•	Notify the FDIC and the Department at least 30 days prior to adding any individual to the Bank’s Board of Directors or employing any individual as a senior executive officer of the Bank; and

•	Provide quarterly progress reports to the FDIC and the Department on the Bank’s compliance with the Order.

          The Order will remain in effect until modified or terminated by the FDIC and the Department. Copies of the Consent Agreement and Order are included as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The description of the Order set forth above does not purport to be complete and is qualified by reference to the full text of the Order.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On September 11, 2009, the Company was informed by Michael E. Moulton, Chief Financial Officer of both the Company and the Bank of his resignation. Mr. Moulton’s resignation is effective as of September 18, 2009. Mr. Moulton’s letter of resignation did not indicate that his resignation was in connection with any disagreement with the Company or the Bank pertaining to the Company’s or the Bank’s operations, policies or practices. Ms. Karry Bryan, the Senior Vice President and Chief Accounting Officer of the Company and the Bank will assume Mr. Moulton’s responsibilities on an interim basis.

          Ms. Bryan, age 43, joined the Bank in August, 2005 as Vice President of Finance, Controller. She was promoted to First Vice President, Controller in January, 2006, and to the position of Senior Vice President, Chief Accounting Officer and Controller in January, 2007. Prior to joining the Bank, Ms. Bryan served as Controller for Bank of Marin from November, 2004 to August, 2005. Ms. Bryan is a CPA, obtained her Masters of Business Administration in Finance from the University of Chicago, and has over twelve years of experience in financial services, plus five years as Senior Auditor with Price Waterhouse, LLP, focusing on financial services-related clients.

          Ms. Bryan has engaged in banking transactions with the Bank in the ordinary course of business. With the exception of the Company’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, did not involve more than a normal risk of collectability, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, are eligible to receive mortgage loans with interest rates one percent (1%) below the Bank’s prevailing interest rate at the time of loan origination.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1

Stipulation and Consent to the Issuance of an Order to Cease and Desist, dated September 14, 2009, between Tamalpais Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: September 17, 2009	By:	/s/ Mark Garwood

Mark Garwood
Chief Executive Officer